Exhibit 23




               Consent of Independent Certified Public Accountants


The Board of Directors
Quipp, Inc.:


We consent to incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333-06355 and 333-75085) of Quipp, Inc. of our report dated February 16, 2001, relating to the consolidated balance sheets of Quipp, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Quipp, Inc.





Fort Lauderdale, Florida
March 27, 2001